Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated August 27, 2013, with regards to LGI-GTIS Holdings, LLC and Subsidiaries, LGI-GTIS Holdings II, LLC and Subsidiaries, LGI-GTIS Holdings III, LLC and Subsidiaries, and LGI-GTIS Holdings IV, LLC and Subsidiaries, in the Registration Statement (Form S-1 No. 333-190853) and related Prospectus of LGI Homes, Inc. for the registration of its common stock.

/s/ Armanino LLP

San Ramon, California

October 9, 2013